CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-224371 on Form N-1A of our report dated November 26, 2018, relating to the financial statements and financial highlights of BlackRock Credit Strategies Income Fund of BlackRock Funds V (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2019